Exhibit 97.1
WHEELS UP EXPERIENCE INC.
EXECUTIVE COMPENSATION RECOUPMENT POLICY
Adopted December 12, 2022
I.Introduction
The Board of Directors (the “Board”) of Wheels Up Experience Inc. (the “Company”) has adopted this policy, which provides for the recoupment of certain executive incentive compensation in the event of an accounting restatement resulting from material noncompliance with applicable financial reporting requirements under the U.S. federal securities laws (this “Policy”). This Policy is designed to comply the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or standards thereunder promulgated by the U.S. Securities and Exchange Commission (the “Commission”) or any securities exchange on which the Company's securities are listed (collectively, the “Recoupment Rules”). In connection with this Policy, the Board has also adopted a supplement to this Policy attached hereto as an addendum (the “Addendum”), with respect to the recoupment of certain executive compensation in the event of (i) specified events constituting misconduct or (ii) a breach of a restrictive covenant. The Addendum shall not be incorporated herein, except as expressly set forth in this Policy.
II.Administration; Interpretation
The Board has delegated the administration and enforcement of this Policy and the Addendum to the Compensation Committee of the Board (the “Compensation Committee”) or, in the absence of the Compensation Committee, the members of the Board meeting the independence requirements established by the principal securities exchange on which the Company’s common equity securities are listed (as applicable, the “Administrator”) and any action taken or determination made by the Administrator pursuant hereto will be final and binding on all affected parties. The Administrator will interpret, construe and make all determinations for the administration of, this Policy, in each case consistent with the Recoupment Rules.
III.Covered Executives
This Policy applies to the Company's current and former executive officers (each of whom was serving as an executive officer on or after December 12, 2022 (the “Effective Date”)), as determined by the Compensation Committee in accordance with the Recoupment Rules (collectively, “Covered Executives” and each, a “Covered Executive). For the avoidance of doubt, “executive officers” as used in the previous sentence includes the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division, or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

IV.Recoupment for Certain Accounting Restatements
A.Recoupment for Certain Accounting Restatements.
1.In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any applicable financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (in each case, excluding a retrospective application of a change in accounting principle), the Administrator must reasonably promptly recover or require forfeiture of any excess Incentive Compensation (as defined below) granted to or received by any Covered Executive: (w) after beginning service as a Covered Officer; (x) who served as a Covered Officer at any time during the performance period for that Incentive Compensation; (y) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (z) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare such accounting restatement (the “Look-back Period”). The date on which the Company is required to prepare an accounting restatement will be the earlier to occur of the (i) date the Board or the Audit Committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first sentence of this Section IV.A, or (ii) date a court, regulator or other legally authorized body directs the Company to restate its previously issued financial statements as described in the first sentence of this Section IV.A.
2.The Company must recover any excess Incentive Compensation subject to Section IV.A.1 hereof, unless the Administrator has determined that a recovery would be impracticable due to either:
i.The direct expense paid to a third party to assist in recouping such excess Incentive Compensation would exceed the amount to be recovered; provided, that before the Administrator may make such conclusion, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s), and provide that documentation to any securities exchange on which the Company's securities are then listed in accordance with the Recoupment Rules; or
ii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
B.Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means any compensation, including cash bonuses or incentives, or awards or grants made pursuant to any plan or arrangement adopted by the Company’s Board or Compensation Committee, granted to, earned by, or vested in, a Covered Executive based wholly or in part on the attainment of a financial reporting measure. For purposes of the preceding sentence, “financial reporting measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including, without limitation, the Company’s stock price, total stockholder return, any financial measure determined pursuant to U.S. generally accepted accounting principles (“GAAP”) or non-GAAP financial measure (including on a per share basis) or other return measure based on a GAAP or non-GAAP financial measure, or any liquidity measure. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Commission.
C.Excess Incentive Compensation; Amount Subject to Recovery.
3.The amount to be recovered will be the excess of the Incentive Compensation Received (as defined below) by the Covered Executive that exceeds the Incentive Compensation that would have been Received by the Covered Executive had it been based on the results after completion of the accounting restatement, computed without regard to any taxes paid. For purposes of this Policy, Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, regardless of when payment or grant of the incentive-based compensation occurs.
4.Notwithstanding Section IV.C.1, for Incentive Compensation based on stock price or total stockholder return, where the amount of excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting statement:
i.The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total stockholder return upon which the Incentive Compensation was Received; and
ii.The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to any securities exchange on which the Company's securities are listed in accordance with the Recoupment Rules.
V.Method of Recoupment
The Administrator will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation, (i) requiring reimbursement in cash, (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, transfer, or other disposition of any equity-based awards, (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive, (iv) cancelling outstanding vested or unvested equity awards or refusing to issue new equity awards or other compensation, and/or (v) taking any other remedial and recovery action permitted by law, as determined by the Administrator in its sole discretion.

VI.No Indemnification
The Company will not indemnify any Covered Executives against the loss of any erroneously awarded Incentive Compensation or any other amounts recoverable under any addendum hereto, nor shall the Company pay or reimburse a Covered Executive for any insurance policy to fund potential recovery obligations under this Policy or any addendum hereto.
VII.Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the Recoupment Rules. The Administrator may require that any employment agreement, equity incentive plan or award agreement, or similar agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy or any addendum hereto. Any right of recoupment under this Policy or any addendum hereto is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company, including, without limitation, under the Sarbanes-Oxley Act of 2002, as amended.
VIII.Disclosure
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. Federal securities laws.
IX.Successors
This Policy and any addendum hereto will be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
X.Effective Date; Retroactive Coverage; Amendments
This Policy will be effective as of the date it is adopted by the Board and will apply to Incentive Compensation approved, awarded or granted to Covered Executives on or after July 13, 2021. The Board may amend, modify, repeal or supplement this Policy or any addendum hereto at any time in its discretion, including in connection with any change in applicable law or regulation or pursuant to the applicable listing standards of any national securities exchange or national securities association on which the Company’s securities are then listed.

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ADDENDUM TO
WHEELS UP EXPERIENCE INC.
EXECUTIVE COMPENSATION RECOUPMENT POLICY
Effective Date: December 12, 2022
I.Introduction
The Board has adopted this addendum (the “Addendum”) to the Company’s Executive Compensation Recoupment Policy (as amended from time to time, the “Policy”). This addendum is a supplement to the Policy and provides for the recoupment of certain executive compensation in the event of (i) certain misconduct or (ii) a breach of a restrictive covenant. Capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Policy.
II.Covered Executives
This Addendum applies to all Covered Executives.
III.Recoupment in Connection with Misconduct or Breach of Restrictive Covenant
A.    Recoupment in Connection with Misconduct or Breach of Restrictive Covenant. If a Covered Executive engages in Misconduct (as defined below) or breaches in any material respect a restrictive covenant set forth in any agreement between the Covered Executive and the Company, including, without limitation, a breach in any confidentiality provision, then the Administrator, in its sole discretion, to the extent permitted by applicable law, may seek to recover all or any portion of the Recoverable Amounts (as defined below) awarded to any such Covered Executive.
B.    Misconduct. “Misconduct” means, (i) “Cause” or “for Cause” as defined in a Covered Executive’s employment agreement with the Company or employment offer letter from the Company, or (ii) if a Covered Executive does not have an employment agreement with the Company or employment offer letter with the Company that covers termination for “Cause”, with respect to a Covered Executive, the occurrence of any of the following events, as reasonably determined by the Administrator in its discretion: (i) the Covered Executive’s conviction of, or plea of nolo contendere to, any felony (other than a vehicular-related felony); (ii) the Covered Executive’s commission of, or participation in, intentional acts of fraud or dishonesty that in either case results in material harm to the reputation or business of the Company or its subsidiaries (collectively, the “Company Group”); (iii) the Covered Executive’s intentional, material violation of any term of the Covered Executive’s employment agreement or offer letter with any member of the Company Group or any other contract or agreement between the Covered Officer and a member of the Company Group, or any statutory duty the Covered Officer owes to the Company Group, that in either case results in material harm to the business of the Company Group; (iv) the Covered Officer’s conduct that constitutes gross insubordination or habitual neglect of duties and that in either case results in material harm to the business of the Company Group; (v) the Covered Executive’s intentional,
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material refusal to follow the lawful directions of the Board, the Company’s Chief Executive Officer, or his or her direct manager (other than as a result of physical or mental illness); or (vi) the Covered Executive’s intentional, material failure to follow, or intentional conduct that violates, the Company Group’s written policies that are generally applicable to all employees or all officers of the Company Group and that results in material harm to the reputation or business of the Company Group; provided, however, that willful bad faith disregard will be deemed to constitute intentionality for purposes of this definition.
C.    Recoverable Amounts. “Recoverable Amount” means (i) any equity compensation (including stock options, restricted stock, restricted stock units, and any other equity awards) awarded on or after July 13, 2021 (the “Look-Back Date”) or (ii) any severance or cash incentive-based compensation (other than base salary) awarded after the Effective Date, in any case to the maximum extent permitted under applicable law.
IV.Method of Recoupment
The Administrator will determine, in its sole discretion, the method for recouping any Recoverable Amount hereunder, which may include, without limitation, (i) requiring reimbursement in cash, (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, transfer, or other disposition of any equity-based awards, (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive, (iv) cancelling outstanding vested or unvested equity awards or refusing to issue new equity awards or other compensation, and/or (v) taking any other remedial and recovery action permitted by law, as determined by the Administrator in its sole discretion.
V.Disclosure
If the Administrator determines that an event giving rise to recoupment under this Addendum has occurred that is subsequently disclosed by the Company in a public filing required under the Exchange Act (a “Disclosed Event”), the Company will disclose in the proxy statement for the annual meeting of stockholders relating to the year in which such determination is made (i) if any amount is recouped from a Covered Officer and the aggregate amount recouped or (ii) if no amount is recouped from the Covered Officer as a result of the Disclosed Event, the fact that no amount was recouped.
VI.Effective Date; Retroactive Coverage; Amendments
This Addendum will be effective as of the date it is adopted by the Board and will apply to Incentive Compensation approved, awarded or granted to Covered Executives on or after the Look-Back Date. The Board may amend, modify, repeal or supplement this Addendum at any time in its discretion, including in connection with any change in applicable law or regulation or pursuant to the applicable listing standards of any national securities exchange or any national securities association on which the Company’s securities are then listed.
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